Exhibit 99.1

Dear fellow shareholders,

Against the backdrop of a global health crisis, heightened macro-economic uncertainty, Corporate America working from home, and protests in our cities, our team continues to rise to the occasion. This quarter’s results further validate that our business is resilient, and our services and software are critical as organizations accelerate their digital transformation. Based on our first-half performance, we are highly confident we can execute on our long-term strategy while managing through the macro headwinds affecting all companies today.

In the first half of 2020, Data Storage Corporation (“DSC” and the “Company”) revenue was $3.8 million, yielding a gross profit of $1.7 million with a 43% gross profit margin. Our EBITDA was approximately $800 thousand, with a net income of $200 thousand when adjusted for the removal of the $350,000 Message Logic contingent debt from our balance sheet as a result of our decision to eliminate the Message Logic software from our product array.

Our Infrastructure & Disaster Recovery (DR) / Cloud Service, as well as our Managed Services and Nexxis VoIP Services had increases in sales in the first half of 2020 compared to the first half of 2019. Our Equipment and Software sales, which reflect lower gross profit margins, slowed in the first half of 2020 due to the global coronavirus pandemic, and the continuing trend of the migration of IBM Power and AS400’s to the cloud.

Three years ago, we made the strategic decision to pivot from competing with large Windows and Intel cloud solution providers. Due to this transition, some DSC clients were lost to the Windows cloud migration as well as to SaaS providers. However, this was the right decision and we have since recovered revenue and continue to build upon our IBM Power i and AS400, IaaS and DR expertise as core solutions. DSC continues to provide Windows cloud solutions in both DR and IaaS, however, these marketing programs focus on our core competencies and asset deployment.

Over the past two decades we have continued to gain momentum and win customers in this fast changing and dynamic industry. The recap below will give insight on DSC today, and will indicate how we are positioning ourselves for growth:

  DSC serves over 350 clients, either directly billed, or invoiced through our reseller organization.
  Our data center racks and cages are in partnership with TierPoint. TierPoint today has 41 datacenters. DSC is strategically located in four U.S. locations.
  We have committed over $6 million in technical assets including the latest IBM Power Systems and All-Flash Storage in the data centers and provided our technical staff with the latest equipment and technology.
  Our solutions have grown from Intel, Windows, disaster recovery and business continuity to support IBM’s Power systems for Infrastructure as a Service (IaaS cloud based) and disaster recovery (DR).
  Our support team is 24x7 which is crucial as this year alone we had onboarded 42 new clients and added additional subscription-based services to existing clients.
  Our technical support team working in conjunction with our clients’ technical teams supports over 100 calls a month.
  We continue to improve all our reporting and tracking, such as financial reporting in Fathom, tracking our client support tickets integrating with our client and partner community, project management tools for operations and engineering; and marketing campaign tracking for inbound lead generation, as well as sales pipeline management from the initial proposal with a cost per lead, per proposal and sale.
  Our IBM Power infrastructure and disaster recovery solutions continue to uptick and our outstanding proposals total over $200,000 in monthly recurring revenue, and we have over $1,000,000 in equipment and software sales proposals in our sales pipeline.
  In 2020, our sales distribution channel continues to grow with 25 new contracted partner distributors since January alone.
  DSC tracks remaining contract value from our clients which is in excess of $10 million.

DSC has been both positively and negatively impacted by the global Covid-19 pandemic. Equipment and software sales are on partial hold with only a small portion of orders being processed. Infrastructure proposals and distributors are increasing based on the requirements for migrating to the cloud. The IaaS and DR trend was forecasted by DSC over the past few years for IBM Power.

Based on long term client relationships, in the second quarter of 2020 we implemented programs that either reduced our clients’ monthly invoices during this difficult time or placed them on hold for a period of several months. These programs have come to an end, our clients were thankful, and our client receivables pay on an average of 31 days.

We remain a leader in the IBM IaaS and DR space, however, one ongoing threat in our segment is Software as a Service, (SaaS). We continue to compete based on our latest technology deployed in our data centers, our technical team’s expertise in IBM Power, our 24x7 support, and finally our Service Level Agreement (SLA) which commits us to an outage of under 27 seconds in 30 days or an up time of 99.999%.

Our sales cycle for IaaS and DR averages approximately 4.5 months. We aim for a shorter sales cycle and cross selling, as we continue to market our cyber security, VoIP and broadband internet access. Our target is to have an average sales cycle of under 90 days.

Nexxis, our voice and data business unit, continues to grow, and we continue to invest in Nexxis. This investment in Nexxis supports its marketing programs and employee payroll. We project that Nexxis will break even by approximately December 2020, which we believe will set a baseline for profitable growth in 2021. Nexxis continues to execute its business strategy of providing a synergistic array of solutions in voice disaster recovery and broadband to DSC’s IaaS and DR solutions, while continuing to build its own client base.

Programs are underway as we reach out to new potential clients that require Failsafe and VoIP, with both solutions offered by Nexxis. Failsafe has been one of our major focuses for broadband access, as marketing programs are underway for this highly desirable solution.

Overall, we are making steady progress in growing our business and rounding out our product suite. Heading in to the second half of 2020, our goal is to accelerate growth, both organically and through acquisitions. Towards this end, one of our objectives is to uplist to a national exchange, such as the Nasdaq, and we look forward to providing further updates as developments unfold.

Finally, we filed our second quarter Form 10-Q with the Securities and Exchange Commission on August 17, 2020, with detailed financial information for your review, which is available at www.sec.gov. I hope that this letter provides our valued shareholders with further insight and updates on our financial status and strategies for the future of Data Storage Corporation. I truly appreciate the support of our shareholders and wish everyone to stay safe during these challenging times.

Sincerely,

Chuck Piluso

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